UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): December 31, 2011

Ralcorp Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Missouri	1-12619	43-1766315
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

800 Market Street

St. Louis, Missouri 63101

(Address, including Zip Code, of Principal Executive Offices)

Registrant’s telephone number, including area code (314) 877-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously reported in its Current Report on Form 8-K filed on November 9, 2010, Ralcorp Holdings, Inc. (the “Company”) and certain of its subsidiaries (the “Originators”) have an agreement to sell, on a revolving basis, all of their customer trade accounts receivable (the “Receivables”) to a wholly owned, bankruptcy-remote subsidiary named Ralcorp Receivables Corporation (“RRC”). RRC can in turn sell ownership interests in qualifying Receivables to certain funding sources referred to below, which acquire such interests through cash advances. On December 31, 2011, the Company entered into certain agreements to remove Post Foods, LLC (“Post”) from this financing program and to reduce the amount of interests which RRC can sell to its funding sources from $135 million to $110 million.

The Company, RRC, and certain of the Company’s other subsidiaries entered into Amendment No. 1 to Amended and Restated Receivables Sale Agreement, dated December 31, 2011 (as amended, the “Sale Agreement”), pursuant to which the parties agreed that Post ceased selling its Receivables to RRC effective as of December 31, 2011.

The Company, RRC, Post, JPMorgan Chase Bank, N.A. (the “Agent”) and SunTrust Robinson Humphrey, Inc. (together with JPMorgan Chase Bank, N.A., the “Funding Agents”) entered into a Transfer and Release Letter, dated December 31, 2011, pursuant to which RRC’s funding sources transferred all of their interests in the Receivables of Post to RRC and RRC, in turn, transferred all of its interests in such Receivables to Post.

The Company, RRC, the Agent and the Funding Agents entered into Amendment No. 1 to Amended and Restated Receivables Purchase Agreement, dated December 31, 2011 (as amended, the “Purchase Agreement” and, together with the Sale Agreement, the “Agreements”), pursuant to which the amount of interests which RRC can sell to its funding sources was reduced from $135 million to $110 million, certain changes were made to the manner in which RRC’s financing costs are determined, and certain provisions related to Post’s Receivables were deleted.

As previously reported, the Originators and RRC provide customary representations and covenants under the Agreements. Receivables in the program are subject to customary criteria, limits and reserves. The Purchase Agreement provides for certain Amortization Events, as defined therein, upon the occurrence of which the Agent or the Funding Agents may terminate further purchases of undivided interests in the Receivables and impose default fees. Neither the Originators nor RRC guarantee collectibility of the Receivables or the creditworthiness of obligors thereunder. However, Ralcorp will provide a guaranty of performance in respect of the obligations of the Originators under the program, including obligations of the Originators in respect of Receivables which do not comply with the requirements and representations under the program.

RRC pays CP Costs or Yield (each as defined in the Purchase Agreement) with respect to amounts advanced under the program. The calculation of CP Costs and Yield will vary based on the funding alternatives and may be based on LIBOR rates or commercial paper rates, among other alternatives. RRC paid an upfront fee equal to 0.10% of the commitments of the funding sources at the initial closing and will pay certain additional fees to the funding sources based on the amounts advanced under the program.

The descriptions of the terms of the Agreements set forth above are only summaries of certain of the material terms thereof, and such descriptions are qualified in their entirety by reference to the forms of such documents, which are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, and are incorporated herein by reference.

From time to time in the ordinary course of their respective businesses, JPMorgan Chase Bank, N.A. and SunTrust Robinson Humphrey, Inc. and certain of the Committed Purchasers (as defined in the Purchase Agreement) and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with Ralcorp and its affiliates, including as lenders or participants in Ralcorp’s credit facilities, for which they have received or will receive customary fees and commissions.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

Item 1.01 is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The Exhibits to this Current Report on Form 8-K are listed in the Exhibit Index to this report, which Index is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 6, 2012	Ralcorp Holdings, Inc. (Registrant)

	By:	/s/ Scott Monette
Scott Monette Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Receivables Purchase Agreement, dated as of November 4, 2010, among Ralcorp Holdings, Inc., Ralcorp Receivables Corporation, the Commercial Paper Conduits party thereto, the Committed Purchasers party thereto, the Funding Agents party thereto, and JPMorgan Chase Bank, N.A., as agent (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 9, 2010).

10.2	Amendment No. 1 to Amended and Restated Receivables Purchase Agreement, dated as of December 31, 2011, among Ralcorp Holdings, Inc., Ralcorp Receivables Corporation, the Commercial Paper Conduits party thereto, the Committed Purchasers party thereto, the Funding Agents party thereto, and JPMorgan Chase Bank, N.A., as agent.

10.3	Amended and Restated Receivables Sale Agreement, dated as of November 4, 2010, among the Originators party thereto and Ralcorp Receivables Corporation (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on November 9, 2010).

10.4	Amendment No. 1 to Amended and Restated Receivables Sale Agreement, dated as of December 31, 2011, among the Originators party thereto and Ralcorp Receivables Corporation.